Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of      , 2025 by and between BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC., a Maryland corporation (the “Fund”), and BLACKROCK INVESTMENTS, LLC, a Delaware limited liability company (the “Distributor”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end, management investment company that has elected to operate as an interval fund, and it is affirmatively in the interest of the Fund to continuously offer its shares of common stock, par value $0.10 per share (“Shares”), for sale as described in the Prospectus (as defined below) and to appoint one or more distributors for the purpose of facilitating such offers and sales; and

WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries including, without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund share markets (“financial intermediaries”); and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering of the Shares and the provision of ongoing investor services to investors in the Shares.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Appointment of the Distributor; Offering.

(a)  Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its exclusive distributor in connection with the continuous offering of the Shares, and the Distributor hereby accepts such appointment.

(b)  The Distributor agrees to use its reasonable best efforts to sell, as agent for the Fund, from time to time during the term of this Agreement, Shares to investors upon the terms described in the Prospectus. As used herein, the term “Prospectus” shall mean the prospectus included as part of the Fund’s Registration Statement, as such prospectus may be amended or supplemented from time to time, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by the Fund with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act of 1933 Act, as amended (the “Securities Act”), and the Investment Company Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

(c)  The Distributor acknowledges that Shares are to be sold at the public offering price, as set forth in the Prospectus, to investors. The Distributor may reallow a portion of any applicable front-end sales charge to dealers or cause payment (which may exceed the front-end sales charge, if any) of commissions to brokers through which sales are made, as it may determine, and it may pay such amounts to dealers and brokers on sales of shares from its own resources (such dealers and brokers shall collectively include all domestic or foreign institutions eligible to offer and sell the Shares), and in the event the Fund has more than one class of Shares outstanding, then it may impose a front-end sales charge and/or a contingent deferred sales charge (“CDSC”) on Shares of one class that is different from the charges imposed on Shares of the Fund’s other class(es), in each case as set forth in the current Prospectus, provided that such imposition is consistent with the terms of any exemptive relief applicable to the Fund permitting it to issue multiple classes of Shares. To the extent investor eligibility standards shall apply with respect to the Fund, investors eligible to purchase Shares of the Fund shall be those persons so identified in the Prospectus provided by the Fund to the Distributor.

(d)  The Fund may suspend or terminate the offering of its Shares at any time as to specific classes of investors (if such separate classes are established), as to specific jurisdictions or otherwise. Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall suspend the solicitation of subscriptions for Shares in accordance with such terms until the Fund notifies the Distributor that such solicitation may be resumed.

(e)  It is acknowledged and agreed that the Distributor is not obligated to sell any specific number of Shares or to purchase any Shares for its own account.

(f)  The Fund, or any agent of the Fund designated in writing by the Fund, shall be advised of indications of interest and purchase orders for Shares received by the Distributor. Any order may be rejected by the Fund, provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Shares from eligible investors. The Distributor (directly or through its financial intermediaries) will confirm orders upon the completion of the offering and payment therefor. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

Section 2.  Agency. In connection with the continuous sale of Shares and the repurchase of Shares by the Fund upon the terms set forth in the Prospectus, the Distributor shall act solely as an agent of the Fund and not as principal.

Section 3.  Repurchase of Shares by the Fund.

(a)  Repurchases of Shares of the Fund will be made at the net asset value per Share in accordance with the Fund’s applicable repurchase offer, then current Prospectus and Rule 23c-3 of the Investment Company Act. If a fee in connection with any repurchase offer is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund. The Distributor has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated or the Fund’s compliance with any periodic repurchase offer in accordance with Rule 23c-3 of the Investment Company Act and/or related policies adopted by the Fund.

(b)  The proceeds of any repurchase of Shares shall be paid by the Fund to or for the account of the shareholder in accordance with the applicable provisions of the Prospectus.

Section 4.  Duties of the Fund.

(a)  The Fund shall take, from time to time, but subject always to any necessary approval of the board of directors of the Fund (the “Board”) or of its shareholders, all necessary action to fix the number of authorized Shares and such steps as may be necessary to register the same under the Securities Act of 1933 (the “Securities Act”), to the end that there will be available for sale such number of Shares as the Distributor reasonably may be expected to sell.

(b)  The Fund will furnish to the Distributor copies of its most recent amendment to its Registration Statement, its most recent Prospectus and all amendments and supplements thereto, and the subscription agreement, if any, most recent repurchase offer notification and other documentation the Distributor may reasonably request for use in connection with the continuous offering of Shares. The Distributor is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Registration Statement, the Prospectus, the Fund’s formation documents, or any other documents (including sales material) approved in writing by the Fund expressly for use with prospective investors.

(c)  The Fund shall furnish to the Distributor copies of all financial statements of the Fund which the Distributor may reasonably request for use in connection with its duties hereunder, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants.

(d)  The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such jurisdictions as the Distributor and the Fund may approve; provided that the Fund shall not be required to amend its Charter or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

(e)  The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of its annual and interim reports.

(f)  The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of its repurchase offer notifications. The Fund agrees to promptly notify the Distributor in the event that the Fund determines not to issue a repurchase offer in accordance with the specified schedule set forth in the Fund’s then-current Prospectus.

(g)  The Fund will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

Section 5.  Duties of the Distributor.

(a)  The Distributor shall devote reasonable time and effort to its duties hereunder. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations with respect to the Fund hereunder is not impaired thereby.

(b)  In performing its duties hereunder, the Distributor shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the sale of securities. Neither the Distributor nor any financial intermediary having an agreement to offer and sell Shares pursuant to Section 6 hereof nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in its Registration Statement, Prospectus and Statement of Additional Information, if any, and any sales literature specifically approved by the Fund for use with prospective investors.

(c)  The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and selected dealers (as defined below), the collection of amounts payable by investors and selected dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority (“FINRA”) applicable to sales of Shares, as such requirements may from time to time exist.

(d)  The Distributor agrees to appoint financial intermediaries to provide distribution services with respect to the Shares (“Distribution Services”) and personal investor services and account maintenance services (“Investor Services”) to shareholders of the Fund that are customers of such financial intermediaries and to assist the financial intermediaries in the provision of such services and for the Distributor to provide such services to shareholders that are its customers. The Distribution Services and Investor Services shall not be inconsistent with the services stated in any 18f-3 plan or 12b-1 plan of the Fund adopted pursuant to the multi-class exemptive relief on which the Fund may be relying on at the time.

Distribution Services shall include, but not be limited to: (i) providing information about the Fund; (ii) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (iii) the preparation, printing and distribution of prospectuses, statements of additional information, and reports (other than prospectuses, statements of additional information or reports used for regulatory purposes or for distribution to existing shareholders); (iv) the preparation, printing and distribution of sales literature, including prospectuses and statements of additional information; (v) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing in order to assist investors in placing orders directly for the purchase of Shares and/or assisting investors in applying to purchase Shares and selecting dividend and other account options; (vi) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vii) expenses of financial intermediaries in conducting initial and ongoing due diligence with respect to the Fund; (vii) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, BlackRock Advisors, LLC (“BlackRock”) or

financial intermediaries, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (viii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor, BlackRock or financial intermediaries, attributable to distribution or sales support activities, as applicable; (ix) the costs of administering the Fund’s Distribution and Servicing Plan; (x) expenses of organizing and conducting sales seminars; and (xi) any other costs and expenses relating to distribution or sales support activities.

Investor Services shall include, but not be limited to: (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and repurchases of Shares may be effected and certain other matters pertaining to the shareholders’ investments; (ii) receiving, aggregating and processing shareholder orders; (iii) furnishing shareholder sub-accounting; (iv) providing and maintaining elective shareholder services such as check writing and wire transfer services; (v) providing and maintaining pre-authorized investment plans; (vi) communicating periodically with shareholders; (vii) acting as the sole shareholder of record and nominee for shareholders; (viii) maintaining accounting records for shareholders; (ix) answering questions and handling correspondence from shareholders about their accounts; (x) issuing confirmations for transactions by shareholders; (xi) performing similar account administrative services, including assisting shareholders in designating and changing dividend options, account designations and addresses; (xii) providing such shareholder communications and recordkeeping services as may be required for any program for which a financial intermediary is a sponsor that relies on Rule 3a-4 under the Investment Company Act (i.e., a “wrap fee” program); and (xiii) providing such other similar services as may reasonably be requested to the extent a financial intermediary is permitted to do so under applicable statutes, rules, or regulations.

(e)  The Distributor represents and warrants to the Fund that it has all necessary licenses to perform the services contemplated hereunder and will perform such services in compliance with all applicable rules and regulations and it shall obtain adequate assurances from the financial intermediaries with respect to their licensing and performance of services contemplated by this Agreement, including without limitation applicable anti-money laundering laws and regulations of the United States and any jurisdiction in which investors are solicited.

(f)  For so long as this Agreement is in effect, the Distributor shall provide or cause to be provided to the Board, at least quarterly and at such other times as requested by the Board, a written report of the amounts expended pursuant to this Agreement in respect of the Distribution Services and Investor Services and the purposes for which those expenditures were made, and such other information relating to this Agreement as may be requested by the Board from time to time.

Section 6.  Agreements With Financial Intermediaries.

(a)  The Distributor shall have the right to enter into agreements with financial intermediaries of its choice for the sale of Shares and the provision of Investor Services; provided that the Distributor shall periodically inform the Fund’s Board of the nature and substance of such agreements and that the Fund shall approve the forms of agreements with such financial intermediaries. Shares sold to financial intermediaries shall be for resale by such financial intermediaries only.

(b)  Within the United States, the Distributor shall offer and sell Shares only to such financial intermediaries who are acting as brokers or dealers who are members in good standing of FINRA and who agree to abide by the Conduct Rules of FINRA.

(c)  The Distributor shall obtain adequate assurance from any financial intermediary which it engages of the compliance by such financial intermediary with applicable federal and state securities laws and the Conduct Rules of FINRA.

Section 7.  Fees.

(a)  The Distributor and the financial intermediaries shall be entitled to charge sales compensation to investors on the purchase price of Shares of the Fund and receive other sales and service compensation from investors in the Fund or from other sources, including without limitation the Fund and affiliates of the Distributor, if, and only to the extent, specified in the Fund’s Prospectus; provided that the Distributor shall have the authority to adjust or waive such sales compensation and services fees, if any, in particular cases, at its sole discretion, in consultation with the Fund and as generally described in the Prospectus. The Distributor may pay or allow such portion of any sales compensation and service fees to financial intermediaries that sold the Shares as may be agreed to from time to time by the Fund and the Distributor and disclosed in the Fund’s Prospectus.

(b)  The Distributor may pay amounts pursuant to this Section 7 to any affiliated person of the Distributor that sells Shares or provides Investor Services.

Section 8.  Payment of Expenses.

(a)  The Fund shall bear all of its own costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation of its Prospectus, Statement of Additional Information, if any, the preparation and filing of any required registration statements under the Securities Act and/or the Investment Company Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with the FINRA, preparing and mailing annual and interim reports, proxy materials and repurchase offer notifications to shareholders (including but not limited to the expense of setting in type any such Registration Statement, Prospectus, Statement of Additional Information, annual or interim reports, proxy materials or repurchase offer notifications).

(b)  The Fund shall bear any cost and expenses of qualification of Shares for sale under the securities laws of such states or other jurisdictions as shall be selected by the Fund and the Distributor pursuant to this Agreement and the cost and expenses payable to each such state for continuing qualification therein.

(c)  The Distributor shall bear (i) any expenses of advertising incurred by the Distributor in connection with such distribution of the Shares and (ii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

Section 9.  Indemnification.

(a)  The Fund severally shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring any Shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that the Registration Statement, Prospectus or Statement of Additional Information, if any, of the Fund, as from time to time amended and supplemented, an annual or interim report to shareholders of the Fund, or repurchase offer notification, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect the Distributor or any such controlling persons thereof against any liability to the Fund or its shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor, or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of Shares.

(b)  The Fund shall not indemnify any person pursuant to this Section 9 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his or her willful misfeasance, bad faith or gross negligence in the performance of his or her duties, or his or her reckless disregard of any obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of a quorum of the directors of the Fund who are neither interested persons nor parties to the proceeding, or by independent legal counsel in a written opinion.

(c)  The Distributor shall indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section 9, but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the Registration Statement, Prospectus, Statement of Additional Information, if any, or other offering materials, as from time to time amended, the annual or interim reports to shareholders or repurchase offer notification. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 9.

Section 10.  Duration and Termination of this Agreement.

(a)  This Agreement shall become effective as of the date first above written and shall continue in effect until the Termination Date (as such term is defined in the Prospectus).

(b)  This Agreement may be terminated at any time, without the payment of any penalty by the Directors or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment. The provisions of Section 9, 12 and 13 of this Agreement shall survive its termination. In the event this Agreement is terminated by the Fund, the Distributor shall be entitled to be paid any CDSC on the repurchase proceeds of Shares sold prior to the effective date of such termination.

(c)  The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

Section 11.  Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the directors or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 12.  Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 13.  Proprietary and Confidential Information. The Distributor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, records and information shall not be subject to the foregoing obligations set forth in this Section 13 if they are required to be disclosed by the Distributor pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided that the Distributor will provide the Fund written notice of such requirement, to the extent such notice is permitted). The provisions of this Section 13 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

By:
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK INVESTMENTS, LLC

By:
Name: Jonathan Diorio
Title: Managing Director

Signature Page to Distribution Agreement